Exhibit 99.1

Solar Wind Energy Tower, Inc.

Letter to Shareholders of Record

Annapolis, MD – March 18, 2014 – Solar Wind Energy Tower, Inc. (OTCQB: SWET, the “Company”) announced today that the Company has communicated to their Shareholders stating:

To our Valued Shareholders,

Our Company continues to execute its business plan. On an open conference call in December, I discussed in detail SWET’s mission and answered questions from the listeners. A replay of that call is still available on our website, “www.solarwindenergytower.com” and I encourage anyone who missed the call to review the replay.

Since the call update, the following are some more recent events:

•   Our agent in Rajasthan, India has visited the Company here in the U.S. and we had a productive session reviewing and updating the strategy for introducing our solution to India.

•   CobraCrest S.A. is making significant progress in Chile and a site for the first Tower in Chile has been identified and selected.

•   Efforts in Mexico continue. We were just invited to another visit with officials and principals in Mexico to finalize the Tower site and discuss the overall strategy to gain approvals for a Tower project in Sonora.

•   The Company is seeking a joint venture partner for the license in Arizona. We believe the first Tower project in Arizona now has sufficient depth to secure an investment partner. Our global strategy is to license the Tower solution and in exchange receive a license fee, development fees and annual royalty fees for a minimum of 20 years with a buyout option after 20 years. In Arizona, we took a different approach, by internally managing and controlling the initial development so that the Company could insure an equity position for our Shareholders. That initial expense has been borne by our public company, and we are now offering to share that reward-risk opportunity with a substantial financial partner.

•   Additionally, our goal is to minimize or completely eliminate the need for short term convertible debt borrowings which have created the selling pressure on our public shares. I discussed this approach on the December call as being necessary at the time, however now is the time to move on to the next stage of our business plan which includes that financial partner.

SWET has assembled great “Teaming Partners” to pursue our unique hybrid solution for cost effective alternative energy. Whiting-Turner, Kroll Cranes, Commonwealth Dynamics and others have consistently contributed to the needs for the Tower development. Now we are expanding our team to include a member to arrange EB-5 funding for the Arizona project.

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EB-5 funding is a government approved loan program available for projects that create jobs in the U.S., and we are confident that additional funding for the Arizona project in the range of $25-$50 million is available. Additionally, the Company has obtained a “Letter of Interest” from a major international funding source indicating their support to finance the Arizona project. The Company expects a definitive “Letter of Intent” to follow and we will update upon receipt.

Finally, we now have activated our Facebook page and Twitter account so please keep in touch!

Sincerely,

/s/ Ronald W, Pickett

Ronald W, Pickett, CEO

About Solar Wind Energy, Inc.

Solar Wind Energy, Inc. (“Solar Wind Energy”), a wholly owned subsidiary of Solar Wind Energy Tower, Inc., was established to utilize proven and validated scientific principles, combining them with state of the art construction systems to enable the development and y’s core objective and focus is to become a leading enabler of clean, efficient green energy to the world communities, at a re-commercialization of large Solar Wind Downdraft Tower structures that produce abundant, inexpensive electricity. Our Companionable cost, without the destructive residuals of fossil fuels, while continuing to generate innovative technological solutions for tomorrow’s electrical power needs. The Company intends to establish partnerships at home and abroad to propagate Tower Projects and meet the increasing global demand for electricity. The Company does not intend to own the projects. The business plan includes receiving license fees for territories, development fees during construction, and recurring royalty fees based on the actual kilowatt hours produced by the Tower. Solar Wind Energy has assembled a team of experienced business professionals, engineering and scientific consultants with the proven ability to bring this solution to market. Solar Wind Energy has filed and been issued patents that the Company believes will further enhance this potentially revolutionary technology. Solar Wind Energy, Inc., based in Annapolis, MD, is traded on the OTCQB under the symbol ‘SWET’. For more information visit www.solarwindenergytower.com

Innovative Renewable Hybrid Solar / Wind Energy Technology

We view ourselves as a hybrid solar/wind technology, reflected in the name, Solar Wind Energy Tower, Inc. The simplicity of our solution is comprised of harnessing the natural power of a downdraft created within the confines of our Solar Wind Downdraft Tower structure, a hollow cylinder reaching skyward into the hot, dry atmosphere heated by the solar rays of the sun. The water introduced by the injection system near the top of the Tower evaporates and is absorbed by the hot, dry air. The air becomes cooler, denser and heavier than the outside warmer air and falls through the cylinder at speeds up to and in excess of 50 mph and is diverted into wind tunnels surrounding the base of the Tower where turbines inside the tunnels power generators to produce electricity.

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Abundant, Clean, Affordable Electricity Production

The Company has successfully managed to economize the Tower, reducing capital costs and improving projected financial performance. This development was made possible by utilizing our recently announced software which can calculate and predict energy production by our Solar Wind Downdraft Towers given local weather data. By feeding the weather data into the program, the Tower’s height and diameter can be adjusted along with the amount of water added as fuel to create a desired amount of energy. The outcome dictates the optimum size of the Tower’s height and width.

Under the most recent design specifications, the first San Luis Tower has a design capacity on an hourly basis, of up to 1,250 megawatt hours, gross. Due to lower capacities during winter days, the average hourly output per day for sale to the grid for the entire year is approximately 435 megawatt hours.

Contact:

Solar Wind Energy, Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis, Maryland 21401

Phone: 410-972-4713

E-mail: Info@swetower.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute "forward-looking statements". Actual results may differ materially from those projected in forward-looking statements. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate revenues, if any, due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).

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